Filed Pursuant to Rule 424(b)(7)
Registration No. 333-183079

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated August 6, 2012 and Prospectus Supplement dated August 7, 2012)

KNIGHT CAPITAL GROUP, INC.

400,000 shares of Series A-1 Cumulative Perpetual Convertible Preferred Stock

320,400 shares of Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock

266,666,800 shares of Class A Common Stock Underlying the Series A-1 Preferred Stock and the Series A-2 Preferred Stock

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This Prospectus Supplement No. 2 amends and supplements information contained in the prospectus, dated August 6, 2012, as supplemented by the Prospectus Supplement dated August 7, 2012 (the prospectus and the Prospectus Supplement, together, the “prospectus”), relating to the offer and sale from time to time by certain selling stockholders of up to 400,000 shares of Series A-1 Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”) (including such shares underlying the Series A-2 Preferred  Stock), 320,400 shares of Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred Stock,” and, with the Series A-1 Preferred Stock, the “Preferred Stock”) and 266,666,800 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock,” and, with the Preferred Stock, the “shares”) underlying the Preferred Stock by the selling stockholders listed under the heading “Selling Stockholders.”

This Prospectus Supplement No. 2 is being filed to amend and supplement the table of selling stockholders in the Prospectus Supplement by substituting a new selling stockholder for one of the selling stockholders listed in the Prospectus Supplement.  This Prospectus Supplement No. 2 should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This Prospectus Supplement No. 2 is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our Preferred Stock and/or Class A Common Stock involves a high degree of risk. See the “Risk Factors” section of the prospectus dated August 6, 2012, beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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Prospectus Supplement dated August 16, 2012

Selling Stockholders

The following information is provided to amend and supplement the selling stockholders’ table in the prospectus to reflect the transfer by Stephens Investment Holdings LLC of all 5,970 shares of Series A-1 Preferred Stock and all 24,030 shares of Series A-2 Preferred Stock held by it to its affiliate, Stephens KCG LLC and the subsequent conversion by Stephens KCG LLC of all 24,030 shares of Series A-2 Preferred Stock held by it into 24,030 shares of Series A-1 Preferred Stock, pursuant to the terms of the Preferred Stock.  Because Stephens Investment Holdings LLC has transferred all the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock previously held by it to its affiliate, Stephens Investment Holdings LLC will no longer be a selling stockholder under the prospectus and is hereby deemed removed from the selling stockholder table and replaced by Stephens KCG LLC.

The information provided above and in the table below with respect to Stephens KCG LLC has been obtained from Stephens KCG LLC.

	Beneficial Ownership Before this Offering							Beneficial Ownership After this Offering
Investor Name	Series A-1 Preferred Stock	Series A-2 Preferred Stock	Total Preferred Stock Held	Class A Common Stock (including Preferred Stock on an as converted Basis)	Percent of Class A Common Stock	Percent of Class A Common Stock Assuming Full Conversion of Preferred Stock	Maximum Shares Being Offered	Common Stock (including Preferred Stock on an as converted Basis)	Percent of Class A Common Stock Assuming Full Conversion

Stephens KCG LLC (1) ...........	30,000	–	30,000	20,000,010	17.0%	5.5%	20,000,010	–	*

*      Less than 1.0%

(1)   Stephens KCG LLC is the direct owner of all 30,000 shares of the Series A-1 Preferred Stock. Stephens KCG LLC is owned by family members of Warren A. Stephens and by investment professionals who work for Stephens Investments Holdings LLC (“SIH”) or its affiliates, directly or through trusts, companies or other entities owned by them. SIH is the sole Manager of Stephens KCG LLC. The managers of SIH are Warren A. Stephens, Curtis F. Bradbury, Jr. and Douglas H. Martin. SIH and each of its managers may be deemed to beneficially own the Series A-1 Preferred Stock owned by Stephens KCG LLC. However, SIH, Messrs. Stephens, Bradbury and Martin disclaim beneficial ownership of such Series A-1 Preferred Stock, except to the extent of their respective pecuniary interests therein.

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